UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                           SCHEDULE 13G

              UNDER THE SECURITIES EXCHANGE ACT OF 1934

                     (AMENDMENT NO. 1 )*

                      Tridex Corporation
__________________________________________________________________
                       (Name of Issuer)

                            Common
__________________________________________________________________
                  (Title of Class of Securities)

                           895906105
                  _______________________________
                         (CUSIP Number)

                          April 17, 1999
_________________________________________________________________
       (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

           [X] Rule 13d-1(b)
           [ ] Rule 13d-1(c)
           [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                            Page 1 of 9 Pages

CUSIP No.  895906105
__________________________________________________________________
1.        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Massachusetts Mutual Life Insurance Company
          04-1590850
__________________________________________________________________
2.       CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                           (A)  _______
                           (B)  __x____
__________________________________________________________________
3.       SEC USE ONLY

__________________________________________________________________
4.       CITIZENSHIP OF PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
__________________________________________________________________
                  5.        SOLE VOTING POWER
NUMBER OF
   SHARES           107,142 Common Shares; 290,909 Warrants
____________________________________________________
BENEFICIALLY      6.        SHARED VOTING POWER
   OWNED BY
   EACH                    Not applicable
____________________________________________________
REPORTING         7.        SOLE DISPOSITIVE POWER
   PERSON
   WITH            107,142 Common Shares; 290,909 Warrants
____________________________________________________
                  8.        SHARED DISPOSITIVE POWER

                           Not applicable
__________________________________________________________________
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON

          107,142 Common Shares; 290,909 Warrants
__________________________________________________________________
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES *

          Not applicable
__________________________________________________________________
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.0%
__________________________________________________________________
12       TYPE OF REPORTING PERSON

         IC  (Insurance Company)

                            Page 2 of 9 Pages

CUSIP No.895906105
__________________________________________________________________
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        MassMutual Corporate Investors
        04-2483041
__________________________________________________________________
2.      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                     (A)  _______
                     (B)  __x____
__________________________________________________________________
3.      SEC USE ONLY

__________________________________________________________________
4.      CITIZENSHIP OF PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
__________________________________________________________________
                  5.        SOLE VOTING POWER
NUMBER OF
   SHARES          71,429 Common Shares; 218,182 Warrants
____________________________________________________
BENEFICIALLY      6.        SHARED VOTING POWER
   OWNED BY
   EACH                    Not applicable
____________________________________________________
REPORTING         7.        SOLE DISPOSITIVE POWER
   PERSON
   WITH            71,429 Common Shares; 218,182 Warrants
____________________________________________________
                  8.        SHARED DISPOSITIVE POWER

                           Not applicable
__________________________________________________________________
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON

          71,429, Common Shares; 218,182 Warrants
__________________________________________________________________
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES *

          Not Applicable
__________________________________________________________________
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              4.4%
__________________________________________________________________
12.       TYPE OF REPORTING PERSON

          IV (Investment Company)
__________________________________________________________________

                             Page 3 of 9 Pages

CUSIP No. 895906105
__________________________________________________________________
1.        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MassMutual Participation Investors
          04-3025730
__________________________________________________________________
2.        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                         (A)  _______
                         (B)  __x____
__________________________________________________________________
3.        SEC USE ONLY

__________________________________________________________________
4.        CITIZENSHIP OF PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
__________________________________________________________________
                  5.        SOLE VOTING POWER
NUMBER OF
   SHARES          35,714 Common Shares; 109,091 Warrants
____________________________________________________
BENEFICIALLY      6.        SHARED VOTING POWER
   OWNED BY
   EACH                    Not Applicable
____________________________________________________
REPORTING         7.        SOLE DISPOSITIVE POWER
   PERSON
   WITH            35,714 Common Shares; 109,091 Warrants
____________________________________________________
                  8.        SHARED DISPOSITIVE POWER

                           Not Applicable
__________________________________________________________________
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON

             35,714 Common Shares; 109,091 Warrants
__________________________________________________________________
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES *

          Not Applicable
__________________________________________________________________
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              2.2%
__________________________________________________________________
12.       TYPE OF REPORTING PERSON

          IV (Investment Company)
__________________________________________________________________

                   Page 4 of 9 Pages

CUSIP No.  895906105
__________________________________________________________________
1.        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MassMutual Corporate Value Partners Ltd
__________________________________________________________________
2.        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                         (A)  _______
                         (B)  __x____
__________________________________________________________________
3.        SEC USE ONLY

__________________________________________________________________
4.        CITIZENSHIP OF PLACE OF ORGANIZATION

          Cayman Islands
__________________________________________________________________
                  5.        SOLE VOTING POWER
NUMBER OF
   SHARES           71,429 Common Shares; 181,818 Warrants
____________________________________________________
BENEFICIALLY      6.        SHARED VOTING POWER
   OWNED BY
   EACH                    Not Applicable
____________________________________________________
REPORTING         7.        SOLE DISPOSITIVE POWER
   PERSON
   WITH             71,429 Common Shares; 181,818 Warrants
____________________________________________________
                  8.        SHARED DISPOSITIVE POWER

                             Not Applicable
__________________________________________________________________
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON

          71,429 Common Shares; 181,818 Warrants
__________________________________________________________________
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES *

          Not Applicable
__________________________________________________________________
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              3.9%
__________________________________________________________________
12.       TYPE OF REPORTING PERSON

          CO (Corporation)
__________________________________________________________________

                         Page 5 of 9 Pages

ITEM 1(a).  Name of Issuer: Tridex Corporation

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

            61 Wilton Road
            Westport, CT  06880

ITEM 2(a).  Name of Person Filing:

            This statement is filed on behalf of Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Ltd.
            which together may be regarded as a group for the purpose of this statement. This statement is signed on behalf of the aforementioned parties, and therefore, it does not include a separate agreement providing for a joint filing.

ITEM 2(b).  Address of Principal Business Office:

            MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL CORPORATE INVESTORS
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL PARTICIPATION INVESTORS
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL CORPORATE VALUE PARTNERS LTD.
            Cayman Islands

ITEM 2(c).  Citizenship

            MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY is organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL CORPORATE INVESTORS is
            organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL PARTICIPATION INVESTORS is
            organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL CORPORATE VALUE PARTNERS LTD. is organized under the laws of Cayman Islands

ITEM 2(d).  Title of Class of Securities:  Common Stock

                        Page 6 of 9 Pages

ITEM 2(e).  CUSIP NUMBER: 895906105

ITEM 3. This statement is filed pursuant to Rule 13d-1(b) by Massachusetts Mutual Life Insurance Company, an insurance company as defined in Section 3(a)(19); MassMutual Corporate Investors, an investment company registered under Section 8 of the Investment Company Act of 1940; MassMutual Participation Investors, an investment company registered under Section 8 of the Investment Company Act of 1940; and MassMutual Corporate Value Partners Ltd., a corporation which together may be regarded as a group pursuant to Rule 13d-1(b)(ii)(H).

ITEM 4.     Ownership:

            (a)  Amount Beneficially Owned:

            Massachusetts Mutual Life Insurance Company,
            MassMutual Corporate Investors, MassMutual
            Participation Investors, and MassMutual Corporate Value Partners ltd. own respectively 290,909, 218,182, 109,091, and 181,818 warrants exercisable into equal amounts of common stock.

            Massachusetts Mutual Life Insurance Company,
            MassMutual Corporate Investors, MassMutual
            Participation Investors, and MassMutual Corporate Value Partners Ltd. own respectively 107,142, 71,429, 35,714 and 71,429 shares of Common Stock.

            Total shares of common stock owned directly and indirectly: 800,000 warrants, 285,714 shares common stock.

            The filing of this statement shall not be construed as an admission that Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Ltd. are for the purposes of sections 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owners of any common stock of the issuer.

            (b)  Percent of Class:

            Percentage of ownership is calculated as follows:

            285,714 shares common + 800,000 Warrants /  6,368,000
            shares outstanding + 800,000 (shares from warrants) =
                                                       15.1%

                                   Page 7 of 9 Pages

            (c)  Powers:

            Massachusetts Mutual Life Insurance Company,
            MassMutual Corporate Investors, MassMutual
            Participation Investors, and MassMutual Corporate Value Partners Ltd. have sole power to vote or dispose of respectively 398,051, 289,611, 144,805, and 253,247 shares of common stock.

ITEM 5.     Ownership of Five Percent or Less of a Class:

            Not Applicable

ITEM 6. Ownership of More Than Five Percent on Behalf of Another Person:

            Not Applicable

ITEM 7.     Identification and Classification of the
            Subsidiary Which Acquired the Security Being
            Reported on by the Parent Holding Company:

            Note applicable

ITEM 8. Identification and Classification of Members of the Group:

            Not applicable

ITEM 9.     Notice of Dissolution of the Group:

            Not applicable

ITEM 10.    Certification:

            By signing below, MASSACHUSETTS MUTUAL LIFE
            INSURANCE COMPANY, MASSMUTUAL CORPORATE
            INVESTORS, MASSMUTUAL PARTICIPATION
            INVESTORS and MASSMUTUAL CORPORATE VALUE
            PARTNERS LTD. certify to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                              Page 8 of 9 Pages

            After reasonable inquiry and to the best of my knowledge and belief, MASSACHUSETTS MUTUTAL LIFE INSURANCE COMPANY, MASSMUTUAL CORPORATE INVESTORS,
            MASSMUTUAL PARTICIPATION INVESTORS, and
            MASSMUTUAL CORPORATE VALUE PARTNERS
            LTD. certify that the information set forth in this statement is true, complete and correct.


May 10,1999                         May 10, 1999

MASSACHUSETTS MUTUAL                MASSMUTUAL CORPORATE
LIFE INSURANCE COMPANY              INVESTORS


By:  /signature/                    By:  /signature/

Charles McCobb Jr.                  Charles McCobb Jr.
Managing Director                   Managing Director


May 10, 1999                        May 10, 1999

MASSMUTUAL PARTICIPATION            MASSMUTUAL CORPORATE
INVESTORS                           VALUE PARTNERS LTD.


By:  /signature/                    By:  /signature/

Charles McCobb Jr.                  Charles McCobb Jr.
Managing Director                   Managing Director


                       Page 9 of 9 Pages